Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the following Registration Statements of our report dated February 23, 2001, and to the use of our report included in the Annual Report on Form 10-K of GulfMark Offshore, Inc. with respect to the consolidated financial statements included in this Form 10-K.

Form	Description

S-3	Shelf registration and prospectus for $125,000,000 (no. 333-44696)

S-4	GulfMark Offshore, Inc. Offer to Exchange 83/4% Senior Note, Due 2008 for all Outstanding 83/4% Senior Note, Due 2008 (No. 333-59415)

S-8	Amended and Restated 1993 Non-Employee Director Stock Option Plan and the 1987 Stock Option Plan Non-Employee Director Stock Options (No. 333-33719)

ERNST & YOUNG LLP

Houston, Texas
March 16, 2001